Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-111545) of our report dated February 10, 2004, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K of Tempur-Pedic International Inc. for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Louisville, Kentucky

March 30, 2004